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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dynamic Offshore Holding, LP:

        We consent to the use of our report with respect to the balance sheet of Beryl Oil and Gas LP as of December 31, 2008, and the related statements of operations, partners' capital, and cash flows for the year then ended, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Houston, Texas
January 9, 2012

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm